Exhibit 10.9

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement’), dated as of 9th December, 2020 (the “Effective Date·’), is entered into by and between Biomed Technologies Asia Pacific Holdings Limited, a company incorporated in British Virgin Islands with limited liability whose registered office is at 30 de Castro Street, Wickhams Cay I. P.O. Box 4S 19. Road Town, Tortola, British Virgin Islands (the “Seller’), and Impact BioMedical, lnc. a company incorporated in the United States with limited liability whose registered address is at 200 Canal View Blvd, Suite I 04, Rochester, NY 14623 (“‘Distributor’, and together with Seller, the “Parties”, and each. a ‘‘Party”).

Recitals

WHEREAS. Distributor is in the business of marketing and reselling Goods (as defined below) that are similar in kind and/or quality to the Goods;

WHEREAS. Seller is in the business of manufacturing and selling the Goods;

WHEREAS. Distributor wishes to purchase the Goods from Seller and resell the Goods to Customers (as defined below), subject to the terms and conditions of this Agreement; and

WHEREAS. Seller wishes to sell the Goods to Distributor and its related companies and appoint Distributor and its related companies as an exclusive distributor of the Goods under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set out in the preamble.

“Business Day” means any day other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in Dallas. Texas.

“Claim” means any Action made or brought against a Person entitled to indemnification under ARTICLE XVU.

“Confidential/ Information” has the meaning set out in ARTICLE XIII

“Confirmation” has the meaning set forth in Section 7.03.

“Control” (and with correlative meanings, the terms · ‘Controlled by” and “under common Control with”) means, regarding any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Customer” means a purchaser that is (a) a reseller who purchases Goods for resale to End Users or (b) an End User.

“Defective’’ means not conforming to the warranties in Section 16.0 I.

“Delivery Date” means the delivery date for Goods ordered hereunder that is set forth in a Purchase Order.

“Delivery location” means the street address specified in the applicable Purchase Order.

“Disclosing Party” has the meaning set out in Section 13.0 I.

“Dispute” has the meaning set out in Section 20.15.

“Dispute Notice” has the meaning set out in Section 20.15.

“Distributor” has the meaning set out in the preamble of this Agreement.

“Distributor Contract’’ means any material contract or agreement to which Distributor is a party or to which any of its material assets are bound.

“Distributor Indemnitees” has the meaning set out in Section 17.0 I.

“Effective Date” has the meaning set out in the preamble to this Agreement.

“Encumbrance’’ means any charge, claim, community property interest pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement encroachment right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“End User” means the final purchaser that has acquired a Good from Distributor for (a) its own and its Affiliates’ internal use and not for resale, remarketing, or distribution or (b) incorporation into its own Goods.

“Excess Goods” means Goods that, when counted together with all other Goods having the same make/model number) and received by Distributor under the same Purchase Order, are in excess of the quantities of the Goods ordered under that Purchase Order.

“Force Majeure Event” has the meaning set out in Section 20.20.

“Forecast’’ means regarding any month period, a good faith forecast of Distributor’s demand for each calendar month during the period, by Goods, which approximates, as nearly as possible, based on information available at the time to Distributor, the Purchase Orders Distributor will place in these future calendar months.

“Goods” means those goods that are identified in Schedule I, as it may be revised pursuant to Section 6.02(b) from time to time. For the purposes of Section 8.03 and ARTICLE IX, Goods are deemed to include Nonconforming Goods.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority. or quasi-governmental authority (to the extent that the rules, regulations, or orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

‘Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Initial Term” has the meaning set om in Section 12.0 I.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any auU10rized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for. and renewals or extensions of, these rights or forms of protection under the Laws of any jurisdiction throughout in any part of the world.

“Last-Time Buy Period” has the meaning set out in Section 6.02(a).

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Losses’’ has the meaning set out in Section 17.0 I.

“·Nonconforming Goods” means any good received by Distributor from Seller under a Purchase Order that: (a) is not a Good; (b) does not c-0nonn to the [make/model number] listed in the applicable Purchase Order; or (c) on visual inspection, Distributor reasonably determines are otherwise Defective.

“Notice” has the meaning set out in Section 20.04.

“Notify” means co give Notice.

“Party” bas the meaning set out in the preamble to this Agreement.

“Patent” means all patents (including all reissues, Divisional, Provisionals, continuations, and continuations-in-part; re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates. petty patents. and patent utility models).

“Person” means any individual, partnership, corporation, trust, limited liability company, unincorporated organization, association, Governmental Authority, or any other entity.

‘·Personnel’ means agents, employees, or subcontractors engaged or appointed by Seller or Distributor.

“Post-Term Resale Period” has the meaning set out in Section 12.06.

“Price” has the meaning set out in Section 10.0 I.

“Purchase Order” means Distributor’s then-current standard form purchase order.

“Purchase Order Transaction Terms” means any one or more of the following terms specified by Distributor in a Purchase Order pursuant to Section 7.02: (a) the Goods to be purchased, including [make/model number]; (b) the quantity of each of the Goods ordered; (c) the Delivery Date; (d) the unit Price for each of the Goods to be purchased: (e) the billing address and Seller’s wire instructions; and (f) the Delivery Location.

“Receiving Party” has the meaning set out in Section 13.0 l.

“Renewal Term” has the meaning set out in Section 12.02.

“Representatives” means a Party’s Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns.

“Return Credit” with respect to any Good means a credit to Distributor in an amount equal to the Price less any price protection credits, but not including any early payment or prepayment discounts.

“Seller” has the meaning set out in the preamble of this Agreement.

“Seller Contract” means any material contract or agreement to which Se1ler is a party or to which any of its material assets are bound.

“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller.

“Seller’s Trademarks” means all Trademarks owned by or licensed to Seller.

“Term” has the meaning set out in Section 12.02.

“Trademarks” means all rights in and to United States and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights, or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business, and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“Warranty Period” has the meaning set out in the written warranty statement provided by Seller to End User as described in Section 16.01.

ARTICLE II

DISTRIBUTOR RIGHTS

Section 2.01 Exclusive Appointment. Seller hereby appoints Distributor to act as its exclusive distributor of Goods to Customers within the countries outlined below and within the Distributors group of companies, during the Term and the Post-Term Resale Period in accordance with the terms and conditions of this Agreement. Nothing contained herein shall restrict Distributor from having the right to obtain or retain the rights to resell any other goods, including goods that may compete with the Goods.

Countries: USA, Canada, Singapore, Malaysia, South Korea. All other countries, the Seller appoints the Distributor non-exclusive distribution.

Section 2.02 Subdistributors. Distributor may appoint subdistributors as it determines appropriate for the effective distribution of Goods under this Agreement; provided that: (a) the subdistributor expressly acknowledges in writing in any subdistributor agreement that (i) such subdistributor agreement with Distributor is subject to and subordinate in all respects to this Agreement’s terms and conditions, and (ii) it is familiar with and will comply with all applicable terms of this Agreement; (b) Distributor shall remain directly responsible to Seller for the due performance of all its obligations under this Agreement, including payment for all purchases of Goods; and (c) Distributor notifies Seller in writing of the name and address of each appointed subdistributor.

Section 2.03 Right to Sell Competitive Goods. This Agreement does not preclude either Party from entering into an agreement with any other Person related to the sale or distribution of other goods or products, including those that are similar to or competitive with the Goods.

ARTICLE Ill

ORDER OF PRECEDENCE

The express terms and conditions contained in this Agreement and the Purchase Order Transaction Terms exclusively govern and control each Party’s respective rights and obligations regarding the purchase and sale of the Goods, and the Parties’ agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing. if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Agreement the order of precedence shall be: (a) the Agreement; (b) the Purchase Order Transaction Terms of the relevant Purchase Order: and (c) the remaining non-conflicting terms of the relevant Purchase Order. Without limitation of anything contained in this ARTICLE ill, any additional, contrary, or different terms contained in any Confirmation, invoices, or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Distributor and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

ARTICLE IV

DISTRIBUTOR PERFORMANCE OBLIGATlONS

Section 4.01 Distributor Performance Obligations. During the term and Pose-Term Resale Period, Distributor shall:

(a) market, advertise, promote, and resell the Goods to Customers consistent with good business practice:

(b) purchase and maintain a representative quantity of each Good sufficient for and consistent with the Distributor’s Customers· sales needs;

(c) provide initial technical support to Customers following purchase of Goods, subject to Seller’s obligations in Section 5.0 l below: and

(d) establish and maintain a sales and marketing organization sufficient to develop the market potential for the sale of the Goods, and independent sales representatives, a distribution organization, and facilities sufficient to make the Goods available for shipment by Distributor to each Customer.

Section 4.02 Distributor Prohibitions. Distributor shall not (a) make any false or misleading representations or warranties to any Customer regarding Seller or the Goods: or (b) engage in any unfair, competitive, misleading, or deceptive practices regarding Seller, Seller’s Trademarks. or the Goods.

ARTICLE V

SELLER PERFORMANCE OBLIGATIONS

Section 5.01 Seller Performance Obligations. During the Term and the Post-Term Resale Period. Seller shall, at no cost to Distributor:

(a) without limiting Distributor’s rights under Section 5.02, provide any necessary information, material, and support (including advising on effective promotional efforts and helping to coordinate promotional activities) as Distributor may reasonably request regarding the marketing, advertising. promotion, and sale of Goods and shat I notify Distributor promptly in the event of any material changes in such information:

(b) allow Distributor to participate in its marketing, advertising, promotion, and sales programs or events, and offer Distributor the same additional advertising credits or other promotional incentives that Seller may make available to its most favored authorized distributors of Goods;

(c) provide Distributor such marketing, advertising, promotional, sales. and technical literature and samples of Goods and/or Goods that are not intended for resale as Distributor may reasonably consider necessary to assist with the promotion of the Goods;

(d) as instructed by Distributor. include Distributor’s name or Trademarks in such marketing, advertising, promotional. and sales materials from time to time;

(e) subject all Goods to commercially reasonable quality control and inspection standards and all Goods sold or delivered under this Agreement shall be subject to the warranties under ARTICLE XVI: and

(t) as requested by Distributor, provide support contact information, escalation procedures, and any other support-related information to Distributor for all Goods following Distributor’s initial technical support efforts.

Section 5.02 Cooperative Advertising. Seller shall cooperate with Distributor in advertising and promoting the Goods. Seller shall make no marketing, advertising, pass-through, or promotional commitments to distributors or any other third party that otherwise obligate Distributor.

ARTICLE VI

AGREEMENT TO PURCHASE AND SELL THE GOODS

Section 6.01 Terms of the Sale. Seller shall make available and sell Goods to Distributor at the Prices and on the terms and conditions set out in this Agreement. Distributor is not required to purchase any minimum amount or quantity of the Goods.

Section 6.02 Availability/Changes in Goods. Seller shall (a) provide Distributor with three (3) months· Notice before discontinuing a Good (the period of time from the delivery of Notice through the end of the notice period, the “Last-Time Buy Period’’) and Distributor may, at its sole discretion, return any such discontinued Goods in its inventory in accordance with Section 8.04 or exercise its last-time buy rights under Section 6.03; and (b) notify Distributor at least ninety (90) Business Days before the date that Seller introduces any new good/version of a Good, a new good similar to a Good or replacement of a Good, and make such good available for resale by Distributor on or before the date it is first introduced in the marketplace. Except as may be required under Section 6.03, Seller will not be obligated to change any Goods previously delivered or to supply new Goods meeting earlier specifications. If any new good under Section 6.02(b) negatively affects Distributor’s ability to sell any similar Good then in Distributor’s inventory, then Distributor can declare its inventory of such similar Good functionally discontinued, shall so Notify Seller and shall return under Section 8.04 the affected inventory for Return Credit for a period of ninety (90) Business Days following the date of functional discontinuation.

Section 6.03 Last-Time Buy. Distributor may make last-time buys during the Last-Time Buy Period of enough Goods to fulfill its then-pending commitments to its Customers. Seller shall use commercially reasonable efforts to supply the last time buy and is in no event required to supply any Good if Seller reasonably detentions that (a) the Good is infringing or (b) the sale would violate the Law.

Section 6.04 Allocation. Subject to Section 6.02. Seller shall maintain sufficient Goods inventory to permit it to till Distributor’s orders as required herein. In the event of any shortage of Goods in Seller’s inventory. Seller shall, on order by Distributor, ship to Distributor at least as many units of the Good as Seller ships to any other customer who has historically ordered similar quantities of Goods, taking into account all customers· purchase histories and industries, among other things. lf any Good is subject to limited availability at any time and Distributor has placed Purchase Orders for such Good, Seller agrees to Notify Distributor before filling any Purchase Order for such Good, and Distributor has the right in its sole discretion and without liability or penalty, to cancel any existing Purchase Order for such Good.

ARTICLE VII

ORDER PROCEDURE

Section 7.01 Non-Binding Forecasts. From time to time, Distributor may, but shall not be required to provide Seller with Forecasts. The Forecasts are for information purposes only. Any Good quantities cited in or ·pursuant to this Agreement, except for quantities cited in a Purchase Order as firm are preliminary and non-binding only. Distributor makes no representation or warranty as to the quantity of Goods that it will purchase, if any.

Section 7.02 Purchase Order. Distributor shall issue Purchase Orders to Seller in written form via email.

Section 7.03 Acceptance and Rejection of Purchase Orders. Seller shall confirm to Distributor the receipt of each Purchase Order issued hereunder (each, a “Confirmation”) within 3 Business Days following Seller’s receipt thereof by Notice via facsimile or email. Each Confirmation must reference Distributor’s Purchase Order number confirm acceptance of the Purchase Order or, solely if permitted under this Section 7.03 advise Distributor of Seller’s rejection of such Purchase Order the date of acceptance or rejection, and the basis for rejection, if applicable. If Seller fails to issue a Confirmation within the time set forth in the first sentence of this Section 7.03, or otherwise commences performance under such Purchase Order, Seller will be deemed to have accepted the Purchase Order. Distributor may withdraw any Purchase Order prior to Seller’s acceptance (or deemed acceptance) thereof. Seller may only reject a Purchase Order if Seller has sent Distributor a Notice of termination under Section 12.04.

Section 7.04 Distributor’s Right to Terminate Purchase Orders. In addition to its rights under Section 12.03 to terminate all effective Purchase Orders in connection with the termination of this Agreement, Distributor may, in its sole discretion, without liability or penalty, terminate any Purchase Order with or without cause effective on 7 days from delivery of such Notice to Seller.

Section 7.05 Effect of Termination of Purchase Orders. If any Purchase Order is terminated under this ARTICLE VU or ARTICLE Xll, in accordance with Distributor’s written direction, Seller shall immediately cease work and purchasing materials relating to fulfilling the Purchase Order.

Section 7.06 Distributor’s Right to Request Amendments to Purchase Orders. Distributor may on Notice to Seller, request changes to a Purchase Order. On or before the 7 Business Day after receiving the request, Seller shall Notify Distributor of all Purchase Order Transaction Terms impacts as it shall determine in good faith. Distributor may then submit an amended purchase order including the revised Purchase Order Transaction Terms set out in Seller’s Notice.

ARTICLE VIII

SHIPMENT AND DELIVERY

Section 8.01 Shipment and Delivery Requirements. Seller shall assemble, pack, mark, and ship Goods strictly in the quantities, by the methods, to the Delivery Locations, and by tile Delivery Dates, specified in th.is Agreement. Delivery times will be measured to 1.lle time that goods are actually received at the Delivery Location. Subject to Section 20.20, time. quantity, and delivery to the Delivery Location are of the essence under this Agreement and, if Seller does not comply with any of its delivery obligations under this Section 8.0 I. without limiting Distributor’s other rights under this Agreement or applicable Law, Distributor may, in Distributor’s sole discretion and at Seller’s sole cost and expense, (a) approve a revised Delivery Date or (b) require expedited or premium shipment. Unless otherwise expressly agreed to by the Parties in writing, Seller may not make partial shipments of goods to Distributor.

Section 8.02 Packaging and Labeling. Seller shall properly pack, mark, and ship Goods as instructed by Distributor and otherwise in accordance with applicable Law and industry standards and shall provide Distributor with shipment documentation showing the Purchase Order number, Seller’s identification number for the subject Goods, the quantity of pieces in shipment, the number of cartons or containers in shipment, Seller’s name the bill of lading number and the country of origin.

Section 8.03 Acceptance of Goods. If Distributor determines, in its reasonable discretion, that Goods delivered under this Agreement are Nonconforming Goods or Excess Goods. Distributor may, at its option (a) if such Goods are Nonconforming Goods., either (i) reject Nonconforming Goods (including entire lots of Goods) for a refund plus any inspection, test, shipping, handling, and transportation charges paid by Distributor or (ii) require prompt correction or replacement of such Goods on Distributor’s written instruction; (b) if such Goods are Excess Goods, reject such Excess Goods for a refund, plus any inspection, test, shipping, handling and transportation charges paid by Distributor; or (c) in either case, retain such Goods. In each case, the exercise by Distributor of any other rights available to Distributor under this Agreement or pursuant to applicable Law shall not be limited. Distributor shall ship from any location, at Seller’s expense and risk of loss, the Nonconforming Goods or Excess Goods to the nearest authorized Seller location. If Distributor exercises its option to replace Nonconforming Goods. Seller shall, after receiving Distributor’s shipment of Nonconforming Goods, ship to Distributor, at Seller’s expense and risk of loss, the replaced Goods to the Delivery Location in a timely manner.

Section 8.04 Right of Return. In addition to and without limiting its rights under Section 8.03. Distributor may return for Return Credit, Goods purchased under this Agreement to Seller for any or no reason; provided that (a) Distributor returns the Goods unused, undamaged, in their original. unopened packaging within sixty (60) Business Days of receipt; (b) returns are made at Distributor’s expense and risk of loss; (c) Distributor pays Seller all applicable restocking fees up to a maximum of$____________ and (d) Distributor provides Seller with an itemized inventory of all Goods retuned under this Section. For each returned Good under this Section 8.04. once Seller verifies its quantity and quality, subject to Section I 0.06, Seller shall refund the Price by Return Credit.

ARTICLE IX

TITLE A D RISK OF LOSS

Section 9.01 Title. Title to Goods shipped under any Purchase Order passes to Distributor upon delivery of the Goods to Distributor. Title will transfer to Distributor even if Seller has not been paid for such Goods, provided that Distributor will not be relieved of its obligation to pay for Goods in accordance with the terms hereof.

Section 9.02 Risk of Loss. Notwithstanding any agreement between Distributor and Seller concerning transfer of title, risk of loss to Goods shipped under any Purchase Order passes to Distributor upon receipt by Distributor at the Delivery Location and Seller will bear all risk of loss or damage regarding Goods until Distributor’s receipt of such Goods in accordance with the terms hereof.

ARTICLEX

PRlCE AND PAYMENT

Section 10.01 Price. Subject to Section 10.02. Seller shall provide goods to Distributor for the prices set forth on Schedule 2 attached hereto (“Prices”). All Prices include. and Seller is solely responsible for, all costs and expenses relating to packing, crating, boxing, transporting, 1 loading and unloading, customs, taxes, tariffs and duties, insurance, and any other similar financial contributions or obligations relating to the production, manufacture, sale, and delivery of the Goods. Subject to Section I 0.02. all Prices are firm and are not subject to increase for any reason, including changes in market conditions, increases in raw material, component labor, or overhead costs or because of labor disruptions, or fluctuations in production volumes.

1 This agreement is set up for the Seller to be responsible for paying shipping/transportation fees. We have discussed I LWI I being responsible for those fees, but it is not uncommon for Seller to pay the cost, in particular since risk of loss does not transfer to HWH until the Goods are delivered. Consider using this language as a starting point and agreeing to pay shipping costs only if Seller requests.

Section 10.02 Pricing Adjustments. No later than ninety (90) days prior to the end of the Initial Term or each Renewal Term, as applicable. Seller shall have the right, but not the obligation, to provide Distributor with an amended Schedule 2 to this Agreement that Seller proposes to be in effect for the next year of the Term. To the extent that Seller proposes an amended Schedule 2 for any Renewal Term, in addition to any other termination rights hereunder, Distributor shall have the right to terminate this Agreement for any future Renewal Term by providing written notice to Seller at least sixty (60) days prior to the end of the current Initial Term or Renewal Term, as applicable. ln the event that Distributor does not provide a termination notice in accordance with the preceding sentence, Schedule 2 shall be deemed amended by the Parties for the longer of (a) the next year of the Term, and (b) until Seller submits an amended Schedule 2 i11 accordance with the procedure above.

Section 10.03 Invoices. Subject to the provisions of Section l 0.05 with respect to Goods delivered within the first 3 months of the Initial Term. Seller shall issue monthly invoices to Distributor for all Goods ordered in the previous month. Each invoice for Goods must set forth in reasonable detail the amounts payable by Distributor under this Agreement and contain the following information, as applicable: a reference to this Agreement; Purchase Order number, amendment number, and line-item number; Seller’s name; Seller’s identification number; carrier name; ship-to address; weight of shipment; quantity of Goods shipped; number of cartons or containers in shipment; bill of lading number; country of origin, and any other information necessary for identification and control of the Goods. Distributor reserves the right to return and withhold payment for any invoices or related documents that are inaccurate or incorrectly submitted to Distributor.

Section 10.04 Invoice Disputes. Distributor shall Notify Seller of any dispute regarding an invoice within 15 Business Days from Distributor’s receipt of such invoice. The Parties shall seek to resolve all such disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 20.15. Notwithstanding anything to the contrary, Seller shall continue performing its obligations under this Agreement during any such dispute.

Section 10.05 Payment Terms.

(a) Except for any amounts disputed by Distributor in good faith, and subject to the remainder of this Section I 0.05. Distributor shall pay all invoiced amounts due to Seller within thirty (30) days following the later of (a) Distributor’s receipt of Seller’s invoice or (b) Distributor’s receipt of applicable Goods. Payment of invoices will not be deemed acceptance of the Goods or waive Distributor’s right to inspect, but rather such Goods will be subject to acceptance under Section 8.03. Distributor shall make all payments in United States dollars by check, wire transfer or automated clearing house (ACH) pursuant to wire instructions provided in advance by Seller to Distributor in writing.

(b) Notwithstanding the foregoing or anything else herein to the contrary, for the first 6 months of the Initial Term, Distributor shall within 15 Business Days of the earlier of (i) Distributors receipt of a Confirmation, or (ii) Seller’s deemed acceptance of a Purchase Order. Distributor shall pay to Seller, by wire transfer or ACH pursuant to wire instructions provided in advance by Seller to Distributor ill writing, a deposit equal to 50% of the purchase price of the Goods set forth on the applicable Purchase Order. Thereafter, Seller shall submj1 an invoice to Distributor upon shipment of the Goods, and Distributor shall pay the balance of the invoiced amount, less the deposit described above, no later than the date upon which the Goods are received by Distributor.

Section 10.06 Setoff Permitted. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, Distributor may, with thirty (30) days’ prior Notice to Seller. set off or recoup any liability it owes to Seller against any liability for which Distributor determines in good faith Seller is liable to Distributor or its Affiliates, whether such liability is matured or unmatured, is liquidated or unliquidated, or arises under this Agreement.

ARTICLE XI

USE OF SELLER’S NAME AND TRADEMARKS

For the Term of this Agreement and for so long following the end of the Term as Distributor may have the right to sell any Goods, Seller hereby grants Distributor a limited, non-exclusive, royalty-free license to use Seller’s Trademarks, service marks and trade names, and Distributor and its authorized independent sales representative, sub distributors, successors, and assigns are hereby authorized to (a) use any Trademarks. service marks and trade names of Seller in connection with advertising, promoting, or reselling the Goods, and (b) refer to and advertise itself as the exclusive distributor of the Goods.

ARTICLE XIl

TERM; TERM.INATION

Section 12.01 Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of ten (I0) years, unless and until earlier terminated as provided under this Agreement or applicable Law (the “b1itial Term’’).

Section 12.02 Renewal Term. On expiration of the Initial Term, this Agreement automatically renews for additional successive one (I) year terms unless and until either Party provides Notice of nonrenewal at least sixty (60) days before the end of the then-current term, or unless and until earlier terminated as provided under this Agreement or applicable Law (each a “Renewal Term•· and together with the Initial Term, the “Term”). If the Term is renewed for any Renewal Term(s) pursuant to this Section, the terms and conditions of this Agreement during each such Renewal Term are the same as the terms in effect immediately prior to such renewal, subject to any change agreed to by the Parties in accordance with Section 10.02 or Section 20.08. If either Party provides timely Notice of its intent not to renew this Agreement, then, subject to Section 12.0l. unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the then-current Term.

Section 12.03 Distributor’s Right to Terminate the Agreement Distributor may terminate this Agreement (including all related Purchase Orders in accordance with Section 7.04). on Notice to Seller:

(a) if Seller repudiates any of its obligations under this Agreement:

(b) except as otherwise specifically provided under this Section 12.03. if Seller is in material breach of any representation, warranty, or covenant of Seller under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within a commercially reasonable period of time under the circumstances. in no case exceeding ten (I 0) Business Days following Seller’s receipt of Notice of such breach;

(c) notwithstanding the generality of Section I 2.03(b), if Seller fails to, or threatens to fail to, timely deliver Goods conforming to the requirements of, and otherwise in accordance with, the terms and conditions of this Agreement;

(d) if Seller (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy, or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution. composition, or other relief with respect to it or its debts, (iv) makes or sees to make a general assignment for the benefit of its creditors, or (v) applies for or bas a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business:

(e) in the event of a Force Majeure Event affecting Seller’s performance of this Agreement for more than 30 consecutive Business Days; or

(f) at its option, at any time, and for any reason.

Except in the case of a termination in accordance with Section I 2.03C:Q. which shall be effective thirty (30) following Seller’s receipt of such Notice, any termination under this Section 12.03 is effective on Seller’s receipt of Distributor’s Notice of termination or any later date set out in the Notice.

Section 12.04 Seller’s Right to Terminate for Cause. Seller may terminate this Agreement (including all related Purchase Orders) on Notice to Distributor:

(a) if Distributor is in material breach of any representation, warranty, or covenant of Distributor under this Agreement. and either the breach cannot be cured or, if the breach can be cured, it is not cured by Distributor within a commercially reasonable period of time (in no case exceeding ten (10) Business Days) after Distributor’s receipt of Notice of such breach.

(b) if Distributor (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, (iv) makes or seeks to make a general assignment for the benefit of its creditors, or (v) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 12.04 is effective on Distributor’s receipt of Seller’s Notice of termination or any later date set out in the Notice.

Section 12.05 Effect of Expiration or Termination.

(a) Unless Distributor directs otherwise, any termination under Section 12.03 or Section 12.04 automatically terminates all related Purchase Orders under ARTICLE VIL

(b) Upon the expiration or earlier termination of this Agreement:

(i) each Party shall promptly return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information:

(ii) each Party shall promptly permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology back-up systems, and provided that each Party shall destroy any such copies upon the normal expiration of its backup files; and

(iii) each Party shall promptly certify in writing to the other Party that it has complied with the requirements of this clause.

(c) The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies, or defenses under this Agreement, at law, in equity, or otherwise.

Section 12.06 Post-Term Resale Period. On the expiration or earlier termination of this Agreement, except for termination by Seller under Section 12.04. Distributor may. in accordance with the applicable terms and conditions of this Agreement, sell off its existing inventories of Goods for a period of24 months following the last day of the Term (the “Post-Term Resale Period’’).

ARTICLE XIll

CONFIDENTLALITY

Section 13.01 Scope of Confidential information. From time to time during the Term, either Party (as “Disclosing Party”) may disclose or make available to the other Party (as ‘‘Receiving Party”) information about its business affairs, goods and services, Forecasts, confidential information. and materials comprising or relating to Intellectual Property Rights, Trade Secrets, third-party confidential information, and other sensitive or proprietary information; such information. as well as the terms of this Agreement, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitutes “Conjide11da/ hifomwtio11·· hereunder. Confidential Information excludes information that, at the time of disclosure and as established by documentary evidence. (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this ARTICLE XUI by Receiving Party or any of its Representatives, (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information, (c) was known by or in the possession of Receiving Party or its Representatives before being disclosed by or on behalf of Disclosing Party, or (d) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential information.

Section 13.02 Protection of Confidential Information. Receiving Party shall, for a period of five (5) years from disclosure of such Confidential Information. (a) Protect and safeguard the confidentiality of Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in any event with no less than a commercially reasonable degree of care; (b) not use Disclosing Party’s Confidential information or permit it to be accessed or used. for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any Person, except (i) to Receiving Party’s Representatives who need to know the Confidential Information to assist Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement; or (ij) pursuant to applicable federal, state, or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction, provided that Receiving Party shall first provide Disclosing Party with: (A) prompt Notice of such requirement so that Disclosing Party may seek, at its sole cost and expense, a protective order, or other remedy; and (B) reasonable assistance, al Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. The Receiving Party shall be responsible for any breach of this ARTICLE XIII caused by any of its Representatives. The provisions of this ARTICLE XIII shall survive termination or expiration of this Agreement for any reason. On the expiration or earlier termination of this Agreement and/or at any time during or after the Term, at Disclosing Party’s written request. Receiving Party and its Representatives shall, under Section 12.0S(b), promptly return all Confidential Information and copies thereof that h has received under this Agreement. In the event of any conflict between the terms and provisions of this ARTICLE XIII and those of any other provision in this Agreement, the terms and provisions of this ARTICLE Xl11 will prevail.

ARTICLE XIV

CERTAIN OBLIGATIONS OF SELLER

Section 14.01 General Compliance With Laws Covenant Seller shall at all times materially comply with all Laws applicable to this Agreement and its obligations under this Agreement, including Seller’s sale of the Goods. Without limiting the generality of the foregoing, Seller shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the sale of the Goods; and (b) not engage in any activity or transaction involving the Goods, by way of shipment, use, or otherwise, that violates any Law.

Section 14.02 Seller Reports. At least quarterly, Seller shall, provide Distributor with a current statement of account, listing all invoices outstanding and any payments made and credits given since the date of the previous statement, amounts invoiced for each Go� and such other information as Distributor may reasonably request.

Section 14.03 Made in USA Certification. Seller shall not label any of its Goods as being “Made in America.” “Made in USA.” or with similar wording unless the labelling complies with applicable Laws.

Section 14.04 Protection Against Supply Interruptions. Seller shall, at Seller’s sole cOS1 and expense, take such actions as are necessary or appropriate to ensure the uninterrupted supply of Goods to Distributor for not less than 60 Business Days during any foreseeable or anticipated event or circumstance that could interrupt or delay Seller’s performance under this Agreement, including any labor disruption, whether or not resulting from the expiration of Seller’s labor contracts (and whether or not such occurrence constitutes a Force Majeure Event hereunder). Seller shall Notify Distributor at least 60 Business Days before the termination or expiration of any collective bargaining or other labor agreement that relates to Seller’s Personnel involved in the delivery of the Goods.

Section 14.05 Duty to Advise. Seller shall promptly Notify Distributor of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Seller to perform any of its obligations under this Agreement; (b) any delay in delivery of Goods; (c) any defects or quality problems relating to Goods; (d) any change in Seller’s authorized Representatives, insurance coverage, or professional certifications; or (e) any failure by Seller, or its subcontractors or common carriers. to comply with Law.

ARTICLE XV

REPRESENTATIONS AND WARRANTIBS

Section 15.01 Seller’s Representations and Warranties. Seller represents and warrants to Distributor that:

(a) it is a corporation duly organized, validly existing, and in good standing in the jurisdiction of its formation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified. in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement

(c) it has the full right, entity power. and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary entity action of the Parry;

(e) the execution, delivery, and performance of this Agreement by Distributor will not violate, conflict with, require consent under, or result in any breach or default under (i) any of Seller’s organizational documents. (ii) any applicable Law, or (iii) with or without notice or lapse of time or both. the provisions of any Seller Contract;

(t) when executed and delivered by each of Distributor and Seller, this Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its term, except as may be limited by any applicable bankruptcy, insolvency, reorganization. moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity; and

(g) it is in material compliance with all Laws and Seller Contracts applicable to this Agreement. the Goods and the operation of its business.

Section 15.02 Distributor’s Representations and Warranties. Distributor represents and warrants to Seller that:

(a) it is a corporation duly organized, validly existing, and in good standing in the jurisdiction of its formation:

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected co adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right. corporate power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(d) the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

(e) the execution, delivery, and performance of this Agreement by Distributor will not violate, conflict with. require consent under, or result in any breach or default under (i) any of Distributor’s organizational documents, (ii) any applicable Law, or (iii) with or without notice or lapse of time or both, the provisions of any Distributor Contract; and

(f) when executed and delivered by each of Seller and Distributor, this Agreement will constitute the legal, valid, and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium. or similar laws and equitable principles related to or affecting creditors’ rights generally. or the effect of general principles of equity.

ARTICLE XVI

PRODUCT WARRANTIES

Section 16.01 Product Warranties. Seller warrants to Distributor that:

(a) for a period of (one (1) year] from the date of initial delivery of the Good to any End User (the “Warranty Period’). such Good is fit and safe for use consistent with and will materially conform with the specifications in Schedule 3 and documentation provided with the Good and will be free from significant defects in material and workmanship;

(b) Goods are free of defects in design;

(c) no claim, lien, or action exists or is threatened against Seller that would interfere with the marketing, use, or sale of the Goods:

(d) no Goods, nor the manufacture, marketing, sale, and use of the Goods, nor anything in or contemplated by this Agreement, infringes on any third-party intellectual Property Rights;

(e) Distributor will receive good and valid title to the Goods, free and clear of all encumbrances and liens of any kind.

Distributor may pass through to End Users all warranties granted by Seller under this Agreement.

Section 16.02 Remedies for Breach of Warranties. During the Warranty Period, if Goods do not comply with the warranties in this Agreement, in addition to other remedies available at Law or in this Agreement, Seller shall, at Distributor’s discretion. (a) repair or replace such Nonconforming Goods, or (b) render a Return Credit for such Nonconforming Goods plus any inspection, test, and transportation charges paid by Distributor, less any applicable discounts, rebates, or credits. For such Goods, Distributor shall ship, at Seller’s expense and risk of loss, such allegedly Nonconforming Goods to the nearest authorized Seller location and Seller will, at Seller’s expense and risk of loss, return any repaired or replaced Good to the Delivery Location or such other location designated by Distributor in a timely manner. If Seller fails to repair or replace Goods in a timely manner, Distributor may do so and Seller shall reimburse Distributor for actual and reasonable expenses. Distributor may return Nonconforming Goods from any Distributor location to the nearest authorized Seller location at Seller’s cost.

Section 16.03 Recalls. If Seller or any Governmental Authority determines that any Goods sold to Distributor are Defective and a recall campaign is necessary. either Party may implement such recall campaign. Distributor must return Nonconforming Goods to Seller or destroy such Goods, as determined by Seller, at Seller’s sole cost and risk. Without prejudice to Distributor’s rights under Section 16.01 and Section 16.02. if a recall campaign is implemented. at Distributor’s option and Seller’s sole cost, Seller shall promptly either repair or replace, or credit or refund Prices for, all such returned Goods under the terms of Section 16.01 and Section 16.02. The foregoing will apply even if the product warranties under Section 16.0 I or any other product warranty applicable to the Goods have expired. Distributor shall provide reasonable assistance in such recall, provided that Seller shall pay all of Distributor’s recall- related expenses, including handling charges per unit of Good of no less than 50% of the Good’s list price. Where applicable, Seller shall pay all reasonable costs and expenses associated with determining whether a recall campaign is necessary.

ARTICLE XVII

INDEMNIFICATION

Section 17.01 Seller Indemnification. Subject to the terms and conditions of this Agreement, including those set forth in Section 17.02. Seller shall indemnify, defend, and hold harmless Distributor and its Representatives (collectively, “Distributor Indemnitees’’) against any and all losses, damages, liabilities. Deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by a Distributor Indemnitee or Customer (collectively, “Losses”), relating to, arising out or resulting from any Claim by a Party hereto or any third party alleging:

(a) breach or non-fulfillment of any representation, warranty, or covenant set forth in this Agreement by Seller or Seller’s Personnel;

(b) any act or omission of Seller or its Personnel (including any negligence, recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement;

(c) any bodily injury, death of any Person, or damage to real or tangible personal property caused by the acts or omissions of Seller or its Personnel; or

(d) any failure by Seller or its Personnel to comply with any applicable Laws.

Section 17.02 Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement. Seller is not obligated to indemnify or defend any Distributor Indemnitees against any claim (whether direct or indirect) if such claim or corresponding Losses directly result from such Distributor Indemnitee’s or its Personnel’s:

(a) negligent or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to comply with any of its obligations set forth in this Agreement.

Section 17.03 Seller Intellectual Property Indemnification. Subject to the terms and conditions of Section 17.04, Seller shall defend (or at Distributor’s option cooperate in the defense of), hold harmless and indemnify Distributor Indemnitees from and against all Losses relating to, arising out or resulting from any Claim by a Party hereto or any third party or any direct Claim against Seller alleging that any of the Goods, or Distributor receipt or use thereof. infringes any Intellectual Property Right.

In addition, if such a Claim is or is likely to be made, Seller shall. at its own expense, exercise the first of the following that is practicable:

(a) obtain for Distributor and its Customers the right to continue to use and sell the Goods consistent with this Agreement:

(b) modify the Goods so they are non-infringing and in compliance with this Agreement;

(c) replace the Goods with non-infringing ones that comply with this Agreement: or

(d) al Distributor’s request, accept the cancellation and return (at Seller’s expense) of infringing Goods without Distributor or Customers having any cancellation liability and refund to Distributor and Customers any amount paid for such infringing Goods.

If the Goods, or any part of the Goods, become. or in Seller’s opinion are likely to become, subject to a Claim that qualifies for intellectual property indemnification coverage under this Section 17.03. Seller shall. at its sole option and expense, Notify Distributor and its Customers to cease using such Goods. Distributor shall notify Seller of third-party Claims against Distributor and reasonably cooperate in the investigation, settlement, and defense of such Claims at Seller’s expense.

Section 17.04 Exceptions to Seller’s Intellectual Property Indemnification. Notwithstanding anything to the contrary in this Agreement, Seller is not obligated to indemnify or defend any Distributor Indemnitee against any claim (whether direct or indirect) under Section 17.03 if such claim or corresponding Losses arise out of or result from, in whole or in part, the circumstances described in Section l7.02(a) or Section l7.02(b).

ARTICLE XVIII

LIMITATION OF LIABILITY

EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY NOR ITS REPRESENTATTVES IS LIABLE FOR CONSEQUENTIAL. INDIRECT, INCIDENTAL, SPECIAL. EXEMPLARY. PUNITIVE, OR ENHANCED DAMAGES. ARISING OUT OF OR RELATING TO ANY BREACH OF THJS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY THE OTHER PARTY OR COULD HAVE BEEN REASONABLY FORESEEN BY A PARTY. REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT. OR OTHERWISE) UPO WHICH THE CLAIM IS BASED. AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

ARTICLE XIX

INSURANCE OBLIGATION

Section 19.01 Insurance. Without limiting Seller’s indemnification obligations under this Agreement, during the Term and for a period of two (2) years) thereafter, Seller shall, at its own expense, maintain and carry in full force and effect, at least the following types and amounts of insurance coverage, subject to the requirements set forth in Section 19.02:

(a) commercial general liability and products liability with limits no less than 1$1,000,0001 for each occurrence and IS2,000,000l in the aggregate, including bodily injury and property damage and Goods and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of Seller under this Agreement;

(b) worker’s compensation with limits no less than the minimum amount required by applicable Jaw; and

(c) umbrella (excess) liability for the coverage in Section l9.0 I(a), with limits no less than $5,000,000.

Section 19.02 Insurance Contract Requirements. Seller shall ensure that all insurance policies required pursuant to Section 19.0 I (a) are issued by insurance companies with a Best’s Rating of no less than ‘‘A’’, (b) provide that such insurance carriers give Distributor at least 30 days’ prior Notice of cancellation or non-renewal of policy coverage, provided that, prior to such cancellation, Seller has new insurance policies in place that meet the requirements of this ARTICLE XIX. (c) provide that such insurance be primary insurance and any similar insurance in the name of and/or for the benefit of Seller shall be excess and non-contributory, (d) name Distributor and Distributor’s Affiliates. including, in each case, all successors and permitted assigns. as additional insureds, and (e) waive any right of subrogation of the insurers against Distributor or any of its Affiliates.

Section 19.03 Insurance Certificates. On Distributor’s request. Seller shall provide Distributor with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this ARTICLE XIX, and shall not do anything to invalidate such insurance. This Section 19.03 shall not be construed in any manner as waiving, restricting, or limiting the liability of either Party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a Party hereto to indemnify, defend. and hold the other harmless under this Agreement).

ARTICLE.XX

MISCELLANEOUS

Section 20.01 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Section 20.02 Entire Agreement. Subject to ARTICLE 111, this Agreement, including and together with any related exhibits, schedules, attachments, and appendices, together with the Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

Section 20.03 Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement; and (b) ARTICLE XIII, ARTICLE XVI, ARTICLE XVII, ARTICLE XVIII, and ARTICLE XIX of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement.

Section 20.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each a “Notice”, and with the correlative meaning, “Notify”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, email (with confirmation of transmission), nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested. postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Section 20.05 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,’’ and, “Including” are deemed to be followed by the words ·’without limitation”; (b) the word “or” is not exclusive; (c) the words ..herein.·· ·’hereof,” “hereby;’ “hereto,” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (y) to an agreement, instrument., or other document means such agreement, instrument or other document as amended. supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement w the same extent as if they were set forth verbatim herein.

Section 20.06 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement

Section 20.07 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 20.08 Amendment and Modification. No amendment to or modification of this Agreement or any Purchase Order is effective unless it is in writing and signed by each Party.

Section 20.09 Waiver.

(a) No waiver under this Agreement is effective unless it is in writing and signed by the Party waiving its right.

(b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.

(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement:

(i) any failure or delay in exercising any right. remedy, power, or privilege or in enforcing any condition under this Agreement: or

(ii) any act, omission, or course of dealing between the Parties.

Section 20.10 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute. in any other agreement between the Parties, or otherwise.

Section 20.11 Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under ARTICLE XIII would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy, and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party sha.11, in addition to any and all other rights and remedies that may be available to such Party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 20.1 I.

Section 20.12 Assignment Subject to Distributor’s rights in Section 2.02, neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the other Party’s prior written consent. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

Section 20.13 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective successors and permitted assigns.

Section 20.14 No Third-Party Beneficiaries.

(a) Except as otherwise explicitly provided in this Agreement, subject to Section 20.14(b) this Agreement benefits solely the Parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(b) The Parties hereby designate Subsidiaries, Distributor Indemnitees, and End Users as third-party beneficiaries with the right to enforce Section 2.02. ARTICLE XVII, Section 16.01. respectively, together with any related provision of this Agreement.

Section 20.15 Dispute Resolution. Any dispute, controversy. or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the legal counsel of Seller (or to such other person of equivalent or superior position designated by Seller in a written Notice to Distributor) and the legal counsel of Distributor (or to such other person of equivalent or superior position designated by Distributor in a written Notice to Seller), by delivery of written Notice (each, a “Dispute Notice”) from either Party to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties cannot resolve any Dispute within (thirty (30) days] after delivery of the applicable Dispute Notice, either Party may tile suit in a court of competent jurisdiction in accordance with the provisions of Section 20.17 and Section 20.18 hereunder.

Section 20.16 Choice of Law. This Agreement including all Purchase Order documents and exhibits. schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Texas, United States of America, without regard to the conflict of law’s provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Texas. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

Section 20.17 Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation. or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all Purchase Orders and exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all contemplated transactions, including contract, equity, ton, fraud, and statutory claims, in any forum other than the United States District Court for the Northern District of Texas. Dallas Division or the courts of the State of Texas sitting in Dallas. Texas, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in such courts. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 20.18 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING ANY PURCHASE ORDERS OR EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, TS LTKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND. THEREFORE. EACH SUCH PARTY IRREVOCABLY AND UNCONDITTONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY PURCHASE ORDERS, EXHIBITS. SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT. OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED. EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE TI-IE FOREGOING WAIYER IN THE EVENT OF A LEGAL ACTION, (8) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAJVER VOLUNTARJLY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 20.19 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 20.20 Force Majeure. Any delay or failure of a Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars. or acts of terrorism) (each, a “Force Majeure Event”). Seller’s financial inability to perform, changes in cost or availability of materials, components, or services, market conditions or supplier actions or contract disputes will not excuse performance by Seller under this Section 20.20. Seller shall give Distributor prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. Seller shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement la addition to its other rights under this Agreement (including Section l 2.03(t)) or the Law, during any Force Majeure Event of Seller, Distributor may, at its option:

(a) purchase Goods from other sources without Liability to Seller, and require Seller to reimburse Distributor for any additional costs to Distributor of obtaining the substitute Goods compared to the Prices for such Goods under this Agreement; or

(b) require Seller to provide Goods from other sources in quantities and at a time requested by Distributor and at the Prices for the Goods hereunder.

If requested by Distributor, Seller shall, within three (3) Business Days of such request, provide adequate assurances that a Force Majeure Event will not exceed sixty (60) Business Days. The rights granted to Sell.er with respect to excused delays under this Section 20.20 are intended to limit Seller’s rights under theories of force majeure, commercial impracticability, impracticability or impossibility of performance, or failure of presupposed conditions or otherwise, including any rights arising under Section 2-615 or 2-616 of the Texas Uniform Commercial Code.

Section 20.21 No Franchise or Business Opportunity Agreement The Parties are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, employment, partnership, agency relationship, business opportunity, or franchise between Seller and Distributor, Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of its personnel under this Agreement and will be solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, Distributor has the sole discretion to insurance Distributor’s methods of operation, Distributor’s accounting practices, the types and amounts of insurance Distributor carries. Distributor’s personnel practices, Distributor’s advertising and promotion. Distributor’s customers, and Distributor’s pricing, service areas and methods. The relationship created hereby between the Parties is solely that of supplier and distributor. If any provision of this Agreement is deemed to create a franchise or business opportunity relationship between the Parties, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a distribution agreement and not a franchise or business opportunity agreement

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

DISTRIBUTOR:

Impact BioMedical, Inc.

By:	/s/ Chan Heng Fai
Name:	Chan Heng Fai
Title:	Chairman

By:
Name:
Title:

SELLER:

BioMed Technologies Holdings Limited

By:	/s/ Tsang Chi Hin, Vincent
Name:	Tsang Chi Hin, Vincent
Title:	Chief Executive Officer

SCHEDULE I

LIST OF GOODS

BioMed Gut Health Products

Product	Product Picture	Barcode	Product description

PGut Premium Probiotics			60 plant capsules/bottle (20 billion CFU/capsule) - 8 selected acid-resistant active Probiotics and triple Prebiotics (Inulin, FOS, and GOS) for alleviating constipation and diarrhea, improving gut health and immune system

PGut Allergy Probiotics			60 plant capsules/bottle (10 billion CFU/capsule) - 6 selected acid-resistant active Probiotics and triple Prebiotics (Inulin, FOS, and GOS), Suitable for who are suffering from Allergy and Eczema

PGut SupremeSlim Probiotics			60 plant capsules/bottle (12.3 billion CFU/capsule) - 11selected acid-resistant Probiotics and triple Prebiotics (Inulin, FOS, and GOS) for who are concerned about Central Obesity and for boosting metabolism and eliminating body toxin

PGut GI Immune Support Probiotics			30 sachets/box (12.3 billion CFU/sachet) - 11selected acid-resistant Probiotics and triple Prebiotics (Inulin, FOS, and GOS), for gut microbiota balance and alleviating gut symptoms.

PGut Skin Immune Support Probiotics			30 sachets/box (10 billion CFU/sachet) - 7selected acid-resistant Probiotics and triple Prebiotics (Inulin, FOS, and GOS), for optimizing skin health (Alleviates skin inflammation) and modulating immune system.

PGut Kids Allergy Probiotics			30 sachets/box (15 billion CFU/sachet) - 6 types of highly effective acid-resistant probiotics for improving Allergy and Eczema conditions from gut of kids

PGut Baby Probiotics			30 bags/box (4.5 billion CFU/bag)-5 types of highly effective acid-resistant probiotics, suitable for the development of healthy intestines during baby’s “golden 1000 days”

SCHEDULE 2

PRICES

Product	Product Picture	Barcode	Product description	SRP

PGut Premium Probiotics			60 plant capsules/bottle (20 billion CFU/capsule) - 8 selected acid-resistant active Probiotics and triple Prebiotics (Inulin, FOS, and GOS) for alleviating constipation and diarrhea, improving gut health and immune system	HK$380/bottle

PGut Allergy Probiotics			60 plant capsules/bottle (10 billion CFU/capsule) - 6 selected acid-resistant active Probiotics and triple Prebiotics (Inulin, FOS, and GOS), Suitable for who are suffering from Allergy and Eczema	HK$380/bottle

PGut SupremeSlim Probiotics			60 plant capsules/bottle (12.3 billion CFU/capsule) - 11selected acid-resistant Probiotics and triple Prebiotics (Inulin, FOS, and GOS) for who are concerned about Central Obesity and for boosting metabolism and eliminating body toxin	HK$380/bottle

PGut GI Immune Support Probiotics			30 sachets/box (12.3 billion CFU/sachet) - 11selected acid-resistant Probiotics and triple Prebiotics (Inulin, FOS, and GOS), for gut microbiota balance and alleviating gut symptoms.	HK$320/box

PGut Skin Immune Support Probiotics			30 sachets/box (10 billion CFU/sachet) - 7selected acid-resistant Probiotics and triple Prebiotics (Inulin, FOS, and GOS), for optimizing skin health (Alleviates skin inflammation) and modulating immune system.	HK$320/box

PGut Kids Allergy Probiotics			30 sachets/box (15 billion CFU/sachet) - 6 types of highly effective acid-resistant probiotics for improving Allergy and Eczema conditions from gut of kids	HK$280/box

PGut Baby Probiotics			30 bags/box (4.5 billion CFU/bag)-5 types of highly effective acid-resistant probiotics, suitable for the development of healthy intestines during baby’s “golden 1000 days”	HK$280/box

Pricing term	Subject to the negotiation according to different market situation of individual territory

SCHEDULE 3

SPECIFICATIONS

Product shall match in accordance with the authorized product formula and confirmed by a Certificate of

Analysis after each production run.

Product will be packaged according to the approved label and packaging specification.

List of Certificate of Analysis (please refer to attachment)

PGut	Premium Probiotics PGut
SupremeSlim Probiotics
PGut	Allergy Probiotics
PGut	GI Immune Support Probiotics
PGut	Skin Immune Support Probiotics
PGut	Kids Allergy Probiotics
PGut	Baby Probiotics

GRAPE KING BIO LTD

Certificate of Analysis

Product Name : P-GUT SupremeSlim Probiotics **Report Date** : 2020/08/17

Batch Number : C2 **Expiry Date** : 2022/07/28

Item	Specification	Result
外觀Appearance	乳白至淡黃色粉末充填於 0 號全透明膠囊(不印字)中	Conforms
水分Moisture	N.M.T. 8.0%	4.47%
充填量 Filling volume	N.L.T. 570 mg/capsule	586.4 mg/capsule
總乳酸菌數Total Plate Count of Probiotics	N.L.T. 2.2 × 10^10 CFU/g	7.8 × 10^10 CFU/g
大腸桿菌群Coliform	N.M.T. 5.0 × 10^2 MPN/g	(-)
大腸桿菌Escherichia coli	Negative	(-)
砷Arsenic (As)	N.M.T. 2 ppm (LOQ = 0.1 ppm)	N.D.
鎘Cadmium(Cd)	N.M.T. 1 ppm (LOQ = 0.1 ppm)	N.D.
汞Mercury (Hg)	N.M.T. 1 ppm (LOQ = 0.1 ppm)	N.D.
鉛Lead(Pb)	N.M.T. 1 ppm (LOQ = 0.1 ppm)	N.D.
鄰苯二甲酸丁基苯酯butyl benzyl phthalate(BBP)	N.M.T. 10 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二丁酯di-n-butyl phthalate(DBP)	N.M.T. 0.2 ppm (LOQ = 0.05 ppm)	0.09 ppm
鄰苯二甲酸二(2-乙基己基)酯 di(2-ethylhexyl)phthalate(DEHP)	N.M.T. 1 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二辛酯di-n-octyl phthalate(DNOP)	N.M.T. 1 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二異壬酯diisononyl phthalate(DINP)	N.M.T. 3 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二異葵酯diisodecyl phthalate(DIDP)	N.M.T. 3 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二甲酯dimethyl phthalate(DMP)	N.M.T. 1 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二乙酯diethyl phthalate(DEP)	N.M.T. 1 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二異丁酯diisobutyl phthalate(DIBP)	N.M.T. 1 ppm (LOQ = 0.05 ppm)	0.10 ppm

葡萄王生技股份有限公司
品管部
2020/9/8

Grape King Bio Ltd.
No.402, Sec. 2, Jinling Rd., Pingzhen Dist., Taoyuan City 32417, Taiwan (R.O.C)
www.grapeking.com.tw
Tel : +886 3 457 2121
Page : 1 of 1

GRAPE KING BIO LTD

葡萄王生技股份有限公司製品規格
暨檢驗報告

Cerificate of Analysis

產品名稱 Product P-Gut Baby Probiotics **報告日期 Report Date** 2020/01/17

：批 號 Batch No. 10O24C1 **：有效日期 Expiry** 2021/12/23

： **Date：**

檢 驗 項 目 Item	規 格 Specification	檢 驗 結 果 Result
外觀Appearance	白色至乳白色粉末充填於鋁箔袋中	Conforms
水分Moisture	N.M.T. 6.5 %	4.80 %
充填量 Net weight	平均值需大於 2.0 g (n=10)，每包淨重需在 1.8 ~ 2.2 g 內	2.0 g/package
總乳酸菌數Total Plate Count of Probiotics CFU/g	N.L.T. 2.3 × 10^9 CFU/g	1.1 × 10^10
大腸桿菌群Coliform	N.M.T. 5.0 × 10^2 MPN/g	(-)
大腸桿菌Escherichia coli	Negative	(-)
砷Arsenic (As)	N.M.T. 2.0 ppm (LOQ = 0.1 ppm)	N.D.
鎘Cadmium(Cd)	N.M.T. 1.0 ppm (LOQ = 0.1 ppm)	N.D.
汞Mercury (Hg)	N.M.T. 1.0 ppm (LOQ = 0.1 ppm)	N.D.
鉛Lead(Pb)	N.M.T. 1.0 ppm (LOQ = 0.1 ppm)	N.D.
鄰苯二甲酸丁基苯酯butyl benzyl phthalate(BBP)	N.M.T. 10 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二丁酯di-n-butyl phthalate(DBP)	N.M.T. 0.2 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二(2-乙基己基)酯 di(2-ethylhexyl)phthalate(DEHP)	N.M.T. 1.0 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二辛酯di-n-cotyl phthalate(DNOP)	N.M.T. 1.0 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二異壬酯diisononyl phthalate(DINP)	N.M.T. 3.0 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二異葵酯diisodecyl phthalate(DIDP)	N.M.T. 3.0 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二甲酯dimethyl phthalate(DMP)	N.M.T. 1.0 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二乙酯diethyl phthalate(DEP)	N.M.T. 1.0 ppm (LOQ = 0.05 ppm)	N.D.
鄰苯二甲酸二異丁酯diisobutyl phthalate(DIBP)	N.M.T. 1.0 ppm (LOQ = 0.05 ppm)	N.D.

葡萄王生技股份有限公司
品管部

No. 402, Sec 2, Jinling Rd, Pingzhen Dist, Taoyuan City 324, Taiwan